BUSINESS LICENSE

City of Las Vegas • Las Vegas, Nevada

IN ACCORDANCE WITH THE PROVISIONS OF THE LAS VEGAS MUNICIPAL CODE, AS AMENDED, LICENSE IS HEREBY GRANTED TO OPERATE THE BUSINESS REFERENCED BELOW.

CONDITIONAL LICENSE

LICENSE #: M63-00020

RENEWAL DATE: 01/01/2018

EXPIRE DATE: 07/01/2018

TYPE OF LICENSE: Z90 - MEDICAL MARIJUANA PRODUCTION FACILITY OLV
MEDICAL MARIJUANA PRODUCTION

BUSINESS LOCATION: 3375 PEPPER LN

ISSUED TO:

NEVADA MEDICAL GROUP LLC
3375 PEPPER LN
LAS VEGAS NV 89120

CONDITIONS

1. Must operate in compliance with Title 6.95.150(B), all policies and regulations of the state regulating authority and of the Planning Department.
2. This license is only valid with an active license for the same activity, ownership and location from the primary local licensing jurisdiction.

Deputy Director, Planning Department

Failure to maintain an active state license or SNHD health permit, if required, renders this business license invalid.

Post in a conspicuous place.

FM-0152-11-10 SS
Form 157